                                                                     EXHIBIT 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of March 31, 1997, by and among ADAC Laboratories, a California corporation ("ADAC"); ADAC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of ADAC ("Sub"); CORTET, INC., a Florida corporation (the "Company"); and J.P. Patten, Michael Hill, Alexander Nikoloff, Lewis Lobel, Robert Joicy, Chris Westervelt and Douglas Bowdoin (the "Designated Shareholders").

                                    RECITALS

     A. ADAC, Sub and the Company intend to effect a merger of Sub into the Company in accordance with this Agreement and the laws of the States of Delaware and Florida (the "Merger"). Upon consummation of the Merger, Sub will cease to exist and the Company will become a wholly owned subsidiary of ADAC.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a)of the Internal Revenue Code of 1986, as amended (the "Code").

     C. This Agreement has been adopted and approved by the Board of Directors of the Company.

     D. The Designated Shareholders own a total of 902,000 shares of the voting common stock, $.001 par value per share, of the Company. (The voting common stock, $.001 par value per share, of the Company is referred to in this Agreement as "Company Common Stock".)

                                   AGREEMENT

     ADAC, Sub, the Company and the Designated Shareholders agree as follows:


                                       1
                           DESCRIPTION OF TRANSACTION

     1.1 MERGER OF SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger attached hereto as

Exhibit A (the "Plan of Merger"), at the Effective Time (as defined in Section
---------
1.3), Sub shall be merged into the Company and the separate existence of Sub shall cease. The Company will be the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement, the Plan of Merger, the applicable provisions of the Delaware General Corporation

Law (the "DGCL") and in the applicable provisions of the Florida Business Corporation Act (the "FBCA").

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of ADAC on the date as of which each of the conditions set forth in Articles 5 and 6 has been fulfilled or waived or on such other date as may be jointly designated by ADAC and the Company (the "Closing Date"). As soon as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL shall be filed with the Delaware Secretary of State and the Plan of Merger and articles of merger conforming to the requirements of the FBCA shall be filed with the Florida Secretary of State. The Merger shall become effective at the time said certificate of merger is filed with the Delaware Secretary of State and said Plan of Merger and articles of merger are filed with the Florida Secretary of State (the "Effective Time").

     1.4  ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS.    The
Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended. The Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended, except that Article VII shall be amended to provide that the fiscal year of the Surviving Corporation shall end on the Sunday closest to September 30. The directors of the Surviving Corporation shall be R. Andrew Eckert, P. Andre Simone and Karen L. Masterson, who shall hold office in accordance with the Articles and Bylaws of the Surviving Corporation, and the officers of the Surviving Corporation shall be R. Andrew Eckert, President, P. Andre Simone, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, and Karen L. Masterson, Vice President and Secretary, who shall serve until their respective successors are elected and qualified.

     1.5  CONVERSION OF SHARES.

          (a) At the Effective Time, by virtue of the Merger (and without any action on the part of ADAC, Sub, the Company or any shareholder of the Company):

              (i) each share of Company Common Stock, $.001 par value, of the Company then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled; and

              (ii) except as provided in clause (i) above and subject to Section 1.5(c), 1.7 and 1.8, each share of Company Common Stock then outstanding shall be converted into the right to receive the "Exchange Ratio" (as defined in Section 1.5(b)(i) below) of a share of the common stock, no par value, of ADAC ("ADAC Common Stock")

              (iii) each share of the common stock, no par value, of Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (b) For purposes of this Agreement, the "Exchange Ratio" shall be the fraction (A) having as its numerator $3,500,000 and (B) having as its denominator the amount determined by multiplying (1) the sum of the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Company Common Stock issuable upon the exercise and/or conversion of all outstanding options, warrants, rights, convertible securities, by (2) $22.00 (the "Designated ADAC Stock Price");

          (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock or ADAC Common Stock are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or similar transaction, the Exchange Ratio shall be appropriately adjusted.

     1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of Company Common Stock shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall thereafter be made on such stock transfer books. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Stock (a "Company Stock Certificate") is presented to ADAC, such Company Stock Certificate shall be canceled and exchanged as provided in Section 1.7.

     1.7  EXCHANGE OF CERTIFICATES.

          (a) At or as soon as practicable after the Effective Time, ADAC will provide or mail to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as ADAC may reasonably require and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing ADAC Common Stock. Upon surrender of a Company Stock Certificate to ADAC for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by ADAC, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of ADAC Common Stock that such holder has the right to receive pursuant to the provisions of this Article 1 (after withholding the Holdback Common Stock (as defined in Section 8.1)), and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of ADAC Common Stock (and cash in lieu of any fractional share of ADAC Common Stock) as contemplated by this
Article 1.

          (b) No dividends or other distributions declared or made with respect to ADAC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of ADAC Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this

Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment, all without interest thereon).

          (c) No certificates or scrip for fractional shares of ADAC Common Stock shall be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a certificate or scrip for a fraction of a share of ADAC Common Stock shall receive from ADAC a cash amount (without interest) equal to the Designated ADAC Stock Price multiplied by the fraction of a share of ADAC Common Stock to which such holder would otherwise be entitled.

          (d) The shares of ADAC Common Stock to be issued in the Merger shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

          (e) ADAC shall not be liable to any holder or former holder of shares of Company Common Stock with respect to any shares (or dividends or distributions with respect thereto) or cash amounts issuable pursuant to this
Article 1 which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that are outstanding immediately prior to the Effective Time that were not voted in favor of the Merger and are held by shareholders who have complied with the applicable provisions of the FBCA ("Dissenting Shares") shall not be converted into or represent the right to receive ADAC Common Stock in accordance with Section 1.5(a)(i) (or cash in lieu of fractional shares in accordance with Section 1.7), and each holder of Dissenting Shares shall be entitled only to such rights as may be granted to such holder in the FBCA. From and after the Effective Time, a holder of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation. If any holder of Dissenting Shares shall fail to perfect or shall waive, rescind, withdraw or otherwise lose such holder's right of appraisal under the FBCA, then such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) ADAC Common Stock in accordance with
Section 1.5(a)(i) (and cash in lieu of fractional shares in accordance with Section 1.7). The Company (i) shall give ADAC prompt written notice of any notice received by the Company of a shareholder's intent to demand payment for such shareholder's shares of Company Common Stock pursuant to the FBCA and of any other notice, demand or instrument delivered to the Company pursuant to the FBCA, and (ii) shall give ADAC's representatives the opportunity to participate in all negotiations and proceedings with respect to any such notice, demand or instrument. The Company shall not make any payment or settlement offer with respect to any such notice or demand unless ADAC shall have consented in writing to such payment or settlement offer.

     1.9 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a tax-free reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of the applicable United States Treasury Regulations. Neither the Company, any Designated Shareholder nor ADAC shall take a position inconsistent with this Section 1.9 on any tax return.

     1.10 FURTHER ACTION. If at any time after the Effective Time any further action is determined by ADAC to be necessary or desirable to carry out the purposes of this Agreement or to vest ADAC as the Surviving Corporation with the full right, title and possession of and to all assets, property, rights, privileges, immunities, powers and franchises of the Company, the officers and directors of ADAC shall be fully authorized (in the name of the Company and otherwise) to take such action.


                                       2

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE DESIGNATED SHAREHOLDERS

     Except as set forth in the disclosure schedule delivered to ADAC with this Agreement and signed by the President or any Vice President of the Company (the "Disclosure Schedule"), the Company and the Designated Shareholders jointly and severally represent and warrant to ADAC as follows:

     2.1  ORGANIZATION; SUBSIDIARIES ETC.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its properties, to carry on its business as presently conducted and to perform its obligations under all
contracts by which it is bound.   Except as set forth in the Disclosure
Schedule, the Company has not conducted any business under or otherwise used for any purpose or in any jurisdiction any fictitious name, trade mane or other name. As of the date of this Agreement, the Company does not own or hold, directly or indirectly, any debt or equity securities of, or have any other interest in, any corporation, partnership, joint venture or other entity, and the Company has not entered into any agreement to acquire any such interest.
The Company has no subsidiaries.

          (b) The Company is qualified to do business as a foreign corporation and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a material adverse effect, a list of which jurisdictions is set forth in the Disclosure Schedule. For purposes of this Agreement, material adverse effect, as it applies to the Company, means a material adverse effect on the business, operations, results, financial condition or assets of the Company other than as a result of (i) general economic or industry conditions, or (ii) the performance by the Company of its obligations, or the exercise by ADAC of its rights under this Agreement (a "Material Adverse Effect").

          (c) The Disclosure Schedule sets forth (i) the names of the members of the Company's board of directors, and (ii) the names and titles of the Company's officers. The Company's board of directors has never established any committees.

     2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to ADAC accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and the board of directors of the Company. There have been no meetings or other proceedings or actions of the shareholders of the Company or the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws or of any resolution adopted by the Company's shareholders or the Company's board of directors that would have a Material Adverse Effect. The general ledger, stock records, minute books and other material records of the Company are accurate, up-to-date and complete in all material respects.

     2.3  CAPITALIZATION.

          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 1,400,100 shares, of which 1,400,000 shares constitute Company Common Stock, and 100 shares constitute preferred stock, $1.00 par value per share, of the Company ("Company Preferred Stock"). As of the date hereof, 902,000 shares of Company Common Stock and 100 shares of Company Preferred Stock were issued and outstanding. All the issued and outstanding shares of Company Common and Preferred Stock are validly issued, fully paid, nonassessable and free of preemptive rights, and were issued in compliance with state and federal securities laws, and none of such shares is subject to any repurchase option or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). As of the date of this Agreement, except as set forth above, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no outstanding subscriptions, options, warrants, stock appreciation right plans, calls, rights, convertible securities, stockholder rights plans (or similar plans commonly referred to as "poison pills") or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of the Company, or obligating the Company or any other party to issue, transfer or sell any shares of the capital stock or other securities of the Company, and
(iii) there are no other outstanding securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock or other securities of the Company or any successor corporation or controlling person of such successor corporation. The Disclosure Schedule sets forth the names of the Company's shareholders and the number of shares of Company Common and/or Preferred Stock owned of record by each.

          (b) Neither the Company nor any of its affiliates owns any ADAC Common Stock.

          (c) Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by the Company were validly reacquired in compliance with (i) the applicable provisions of the FBCA and all other applicable Legal Requirements, and (ii) any requirements set forth in applicable contracts by which the Company is bound.

     2.4  FINANCIAL STATEMENTS; ABSENCE OF LIABILITIES.

          (a) Except as set forth in Part 2.4(a) of the Disclosure Schedule, the Company's unaudited interim balance sheet as of March 31, 1997 and the related statement of operations for the six-month period then ended (the "Unaudited Financial Statements") were prepared in accordance with the books and records of the Company and fairly present the financial position of the Company as of the date thereof and the results of its operations for the period indicated.

          (b) The Company has no Liabilities, except for (i) Liabilities that are disclosed as such in the Unaudited Financial Statements, (ii) accrued salaries, accounts payable, sales taxes, accrued interest and royalty obligations, and warranty obligations (such warranty obligations not to exceed 4% of the contract price on contracts executed after March 31, 1997), each of which has been incurred by the Company since March 31, 1997 in the ordinary course of business and consistent with past practice, and (iii) Liabilities identified in Part 2.4 of the Disclosure Schedule. As used herein, "Liabilities" shall mean any liability or obligation of any kind or nature, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due). Except as set forth in the Unaudited Financial Statements and Part 2.4(b) of the Disclosure Schedule, the Company has no Liabilities to any officer, director, shareholder, affiliate or associate of the Company.

          (c) Part 2.4 of the Disclosure Schedule sets forth an accurate and complete breakdown of (i) all accounts payable of the Company as of March 31, 1997, and (ii) all notes payable of the Company and all indebtedness of the Company for borrowed money.

          (d) Part 2.4 of the Disclosure Schedule sets forth an accurate and complete breakdown of the Company's "deferred support revenue" and all related obligations and other liabilities of the Company.

     2.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Part 2.5 of the Disclosure Schedule, since March 31, 1997,

          (a) the Company has conducted its business and operations in the ordinary course and there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

          (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or otherwise relating to, any capital stock or any other security, or
(iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other entity;

          (g) the Company has not made any capital expenditure which, when added to all other capital expenditures made by the Company since March 31, 1997, exceeds $10,000 in the aggregate;

          (h) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10(a)), except that the Company has renewed various Material Contracts in the ordinary course of business, without materially amending the terms thereof, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract to which it is or was a party or under which it has or had any rights or obligations;

          (i) the Company has not (i) acquired, leased or licensed any right or other asset from any other person or entity (other than immaterial rights or other immaterial assets acquired, leased or licensed by the Company from other persons or entities in the ordinary course of business and consistent with the Company's past practices), (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other person or entity (other than immaterial rights or other immaterial assets disposed of or leased or licensed by the Company to other persons or entities in the ordinary course of business and consistent with the Company's past practices), or (iii) waived or relinquished any right (other than immaterial rights waived or relinquished by the Company in the ordinary course of business and consistent with the Company's past practices);

          (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any lien, pledge, charge or other encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (l) the Company has not (i) lent money to any person or entity, or
(ii) incurred or guaranteed any indebtedness for borrowed money;

          (m) the Company has not (i) established, adopted or amended any Employee Benefit Plan, or (ii) made any profit-sharing or similar payment to any of its directors, officers or employees;
          (n) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (o) the Company has not made any tax election;

          (p) the Company has not commenced or settled any Legal Proceeding;

          (q) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (r) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.

     2.6  TITLE TO ASSETS.

          (a) Except as set forth in Part 2.6(a) of the Disclosure Schedule, the Company owns, and has valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.7(b), 2.8 and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10(a) of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other encumbrances, except for any lien for current taxes not yet due and payable.

          (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are being leased or licensed to the Company, except for (i) any equipment being leased to the Company under a standard operating lease requiring annual payments by the Company of less than $ 10,000, and (ii) any software being licensed to the Company under any third party software license generally available to the public at a total cost of less than $1,000.

     2.7  BANK ACCOUNTS; RECEIVABLES; CUSTOMERS.

          (a) Part 2.7(a) of the Disclosure Schedule provides an accurate and complete list of each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of March 31, 1997. Except as set forth in
Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 1997 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full, without any counterclaim or set off, when due, net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate.

          (c) Part 2.7(c) of the Disclosure Schedule identifies each customer that is obligated to make payments to the Company in an aggregate amount exceeding $25,000 per year. Since March 31, 1997, the Company has not received any notice or other communication indicating that any customer or other person or entity identified in Part 2.7(c) of the Disclosure Schedule intends or expects to cease dealing with the Company or to effect a material reduction in the volume of business transacted by such Person with the Company below historical levels.

          (d) Part 2.7(d) of the Disclosure Schedule provides an accurate and complete breakdown of all pending and unfilled orders received by the Company for products, systems and services.

     2.8  EQUIPMENT; LEASEHOLD.

          (a) Part 2.8 of the Disclosure Schedule provides accurate and complete list of all items of equipment, fixtures, leasehold improvements and other tangible assets owned by or leased to the Company. The assets identified in
Part 2.8 of the Disclosure Schedule are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

          (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10(a) of the Disclosure Schedule.

     2.9  PROPRIETARY ASSETS.

          (a) Part 2.9(a)(1) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset that has been registered, recorded or filed with any Governmental

Body or with respect to which an application has been filed with any Governmental Body, (i) a brief description of such Company Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration, recordation, filing or application. Part 2.9(a)(2) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(3) of the Disclosure Schedule identifies and provides a brief description of each Company Proprietary Asset that is owned by any other person or entity and that is licensed to or used by the Company (except for any Company Proprietary Asset that is licensed to the Company under any third party software license that (1) is generally available to the public at a cost of less than $1,000, and (2) imposes no future monetary obligation on the Company) and identifies the license agreement or other agreement under which such Company Proprietary Asset is being licensed to or used by the Company. Except as set forth in Part 2.9(a)(4) of the Disclosure Schedule, the Company has valid and marketable title to all of the Proprietary Assets identified in Parts 2.9(a)(1) and 2.9(a)(2) of the Disclosure Schedule, free and clear of all liens and other encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(3) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(5) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(6) of the Disclosure Schedule, the Company is free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Company Proprietary Assets on an exclusive basis (other than Company Proprietary Assets consisting of software licensed to the Company under third party licenses generally available to the public, with respect to which the Company's rights are not exclusive).

          (b) The Company has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, the Company has not disclosed or delivered or permitted to be disclosed or delivered to any person or entity, and no person or entity (other than the Company) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, to any Company Proprietary Asset.

          (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other person or entity. Except as set forth in Part 2.9(c) of the Disclosure Schedule, the Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company and the Designated Shareholders, except as set forth in Part 2.9(c) of the Disclosure Schedule, no other person or entity is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person or entity infringes or conflicts with, any Company Proprietary Asset.

          (d) Except as set forth in Part 2.9(d) of the Disclosure Schedule:
(i) each Company Proprietary Asset conforms with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the

Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset does not conform with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company and the Designated Shareholders, there is no basis for any such claim. The Company is not required under generally accepted accounting principles to establish reserves on its financial statements to cover any costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been conducted. Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (f) Except as set forth in Part 2.9(f) of the Disclosure Schedule, all current and former employees of the Company, and all current and former consultants and independent contractors to the Company, have executed and delivered to the Company written agreements (containing no exceptions to or exclusions from the scope of their coverage) that are substantially identical to the form of Nondisclosure and Assignment of Inventions Agreement attached to the Disclosure Schedule as Appendix 2.9(f).

          (g) Except as set forth in Part 2.9(g) of the Disclosure Schedule, the Company has not entered into and is not bound by any Contract under which any Person has the right to distribute or license, on a commercial basis, any Company Proprietary Asset including source code, object code, or any versions, modifications or derivative works of source code or object code in any Company Proprietary Asset.

     2.10 CONTRACTS.

          (a) Part 2.10(a) of the Disclosure Schedule identifies each Company Contract that constitutes a "Material Contract." (For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

              (i) any Contract relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor;

              (ii) any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

              (iii) any Contract imposing any restriction on the Company's right or ability (A) to compete with any other person or entity, (B) to acquire any product or other asset or any services from any other person or entity, to sell any product or other asset to or perform any services for any other person or entity or to transact business or deal in any other manner with any other person or entity, or (C) to develop or distribute any technology;

              (iv) any Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

              (v) any Contract relating to the acquisition, issuance or transfer of any securities;

              (vi) any Contract creating or relating to the creation of any lien, charge, pledge or other encumbrance with respect to any asset owned or used by the Company;

              (vii) any Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity, any right of contribution or any surety arrangement;

              (viii) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

              (ix) any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.20);

              (x) any Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Body);

              (xi) any Contract entered into outside the ordinary course of business or inconsistent with the Company's past practices;

              (xii) any Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

              (xiii) any Contract (not otherwise identified in clauses "(i)" through "(xii)" of this sentence) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.)

          (b) The Company has delivered to ADAC accurate and complete copies of all Contracts identified in Part 2.10(a) of the Disclosure Schedule, including all amendments thereto. Each Contract identified in Part 2.10(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) Except as set forth in Part 2.10(c) of the Disclosure Schedule:

              (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Company and the Designated Shareholders, no other Person has violated or breached, or committed any default under, any Company Contract;

              (ii) to the best of the knowledge of the Company and the Designated Shareholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any person or entity the right to declare a default or exercise a remedy under any Company Contract, (C) give any person or entity the right to accelerate the maturity or performance of any Company Contract, or (D) give any person or entity the right to cancel, terminate or materially modify any Company Contract;

              (iii) since December 31, 1994, the Company has not received any notice or other communication regarding (i) any actual or possible violation or breach of, or default under, any Company Contract, or (ii) any actual or possible termination of any Company Contract; and

              (iv) the Company has not waived any of its rights under any Contract.

          (d) Except as set forth in Part 2.10(d) of the Disclosure Schedule, no person or entity is renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Company Contract or any other term or provision of any Company Contract.

          (e) The Contracts identified in Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Material Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

          (f) The Company has not made any unexpired offer or proposal (to any customer, prospective customer or other Person), except for any offer or proposal that, if accepted, would result in the Company being bound by a Contract that: (i) is substantially identical to one of the standard forms attached to the Disclosure Schedule as Appendices 2.10(i), through 2.10(x) and
(ii) does not contain any material term or provision (relating to the payment of license fees or other fees or relating to any other matter) that is less favorable to the Company than the terms and provisions set forth in Part 2.10(f) of the Disclosure Schedule.

     2.11 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since December 31, 1994 been, in compliance with all applicable Legal Requirements. Except as set forth in Part 2.11 of the Disclosure Schedule, since December 31, 1994, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.12 GOVERNMENTAL AUTHORIZATIONS. Part 2.12 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to ADAC accurate and complete copies of all Governmental Authorizations identified in Part 2.12 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.12 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since December 31, 1994 has been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.12 of the Disclosure Schedule. Since December 31, 1994, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.13 TAX MATTERS.

          (a) Except as set forth in Part 2.13 of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the Closing Date (the "Company Returns") (i) have been or will be filed when due, and (ii) have been, or will be when filed, prepared accurately and completely in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to ADAC accurate and complete copies of all Company Returns filed since its date of incorporation.

          (b) The Unaudited Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from March 31, 1997 through the Closing Date, and the Company will disclose the dollar amount of such reserves to ADAC on or prior to the Closing Date.

          (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.13(c) of the Disclosure Schedule, there has been no examination or audit of any Company Return, and no such examination or audit has been proposed or scheduled by any Governmental Body. The Company has delivered to ADAC accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.13(c) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (d) Except as set forth in Part 2.13(d) of the Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. There are no liens for Taxes upon any of the assets of the Company, except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

          (f) Except as set forth in Part 2.14(f) of the Disclosure Schedule, since December 31, 1991, (i) no Governmental Body has asserted any claim or otherwise made any allegation that the Company has failed or may have failed to pay any sales tax, use tax or similar Tax, and (ii) the Company has not engaged in any discussions or negotiations with any Governmental Body, and has not sent any written communication to or received any written communication from any Governmental Body, in connection with any possible failure on the part of the Company to pay any sales tax, use tax or similar Tax.

     2.14 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (a) Part 2.14(a) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.

          (b) There is no employee of the Company who is not fully available to perform work because of disability or other leave.

          (c) Part 2.14(c) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (individually referred to as a "Plan" and collectively referred to as the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company.

          (d) Except as set forth in Part 2.13(d) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and the Company has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of the Company (a "Pension Plan").

          (e) The Company does not maintain, sponsor or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of the Company (a "Welfare Plan") except for those Welfare Plans described in Part 2.15(e) of the Disclosure Schedule, none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (f) With respect to each Plan, the Company has delivered to ADAC:

              (i) an accurate and complete copy of such Plan (including all amendments thereto);

              (ii) an accurate and complete copy of the annual report (if required under ERISA) with respect to such Plan for each of 1994 and 1995;

              (iii) an accurate and complete copy of (A) the most recent summary plan description, together with each Summary of Material Modifications (if required under ERISA) with respect to such Plan, and (B) each material employee communication relating to such Plan;

              (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;

              (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

              (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (g) The Company is not required to be, and the Company has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of
Section 414(m) of the Code. The Company has never made a complete or partial withdrawal from a "multiemployer plan" (as defined in Section 3(37) of ERISA) resulting in "withdrawal liability" (as defined in

Section 4201 of ERISA), without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA.

          (h) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law).

          (i) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee of the Company after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to
Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees of the Company (or their beneficiaries)).

          (j) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (k) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA and the Code.

          (l) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither the Company nor any of the Designated Shareholders is aware of any reason why any such determination letter should be revoked.

          (m) Except as set forth in Part 2.14(m) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus payment, golden parachute payment, severance payment or other payment to any current or former employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (n) The Company is in compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, employee compensation, wages, bonuses and terms and conditions of employment. The Company has paid all sums due and owing all employees and independent contractors of the Company for all periods ending on or prior to the Closing Date or has made an appropriate reserve therefor in the Unaudited Financial Statements.

          (o) The Company has good labor relations, and, except as set forth in
Part 2.14(o) of the Disclosure Schedule, neither the Company nor any of the Designated Shareholders has any knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

     2.15 LITIGATION AND CLAIMS.

          (a) There is no examination, review, investigation, arbitration, suit, litigation or other proceeding (a "Legal Proceeding") pending or threatened by or before any court or Governmental Body in which the Company is a party or otherwise involved or to which any of the business or assets of the Company is subject, nor has any third party made any claim against the Company which could result in any such Legal Proceeding nor, to the Company's knowledge, is there any basis for any such claim or Legal Proceeding.

          (b) The Company is not a party to any decree, order or arbitration award (or agreement entered into in any Legal Proceeding) with respect to its properties, assets, personnel or business activities.

          (c) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

     2.16 ENVIRONMENTAL MATTERS. The Company is and has at all times been in compliance with all applicable Environmental Laws. The Company possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and the Company is and has at all times been in compliance with the terms and requirements of all such Governmental Authorizations. The Company has not received any notice or other communication (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company and the Designated Shareholders, there are no circumstances that could reasonably be expected to prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the knowledge of the Company and the Designated Shareholders, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that such current or prior owner or the Company is not or was not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.15 of the Disclosure Schedule. (For purposes of this Section 2.15: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or in the future regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.17 SALE OF PRODUCTS; PERFORMANCE OF SERVICES.

          (a) To the Company's and the Designated Shareholders' knowledge, the Company will not incur or otherwise become subject to any liability arising from
(i) any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, supplied, installed, repaired, licensed or made available by the Company on or prior to the Closing Date, or
(ii) any consulting services, installation services, programming services, repair services, maintenance services, training services, support services or other services performed by the Company on or prior to the Closing Date.

          (b) Except as set forth in Part 2.17(b) of the Disclosure Schedule, no customer or other Person has, at any time since December 31, 1994, asserted or threatened to assert any claim against the Company (other than claims that have been resolved satisfactorily at no material cost to the Company) under or based upon (i) any warranty provided by or on behalf of the Company, or (ii) any services performed by the Company.

     2.18 INSURANCE. Part 2.18 of the Disclosure Schedule provides accurate and complete list of each insurance policy maintained by, at the expense of or for the benefit of the Company and with respect to any claims made thereunder. The Company has delivered to ADAC accurate and complete copies of the insurance policies identified in Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. Since December 31, 1994, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.19 FULL DISCLOSURE. This Agreement, the Disclosure Schedule and all other documents delivered by the Company to ADAC or its attorneys or agents in connection herewith or in connection with the transactions contemplated hereby, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. The information supplied by the Company to its shareholders pursuant to Section 4.7 hereof shall not contain any statement that is inaccurate or misleading with respect to any material fact or omit to state any material fact necessary in order to make such information not misleading.

     2.20 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.20 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1994 had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 1994 been, indebted to the Company; (c) since December 31, 1994, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since December 31, 1994 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.20, each of the following shall be deemed to be a "Related Party": (i) each of the Designated Shareholders; (ii) each individual who is, or who has at any time since December 31, 1994 been, an officer or director of the Company; (iii) each individual who is, or who has at any time since December 31, 1994 been, a member of the immediate family of any of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary or equity interest.)

     2.21 FINANCIAL ADVISOR. The Company and the Designated Shareholders represent and warrant that, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its shareholders.

     2.22 ENFORCEABILITY. The Company has the corporate power and authority to execute, deliver and perform each of the Transactional Agreements (as defined below) to which it is or will become a party. The execution and delivery of said Transactional Agreements have been duly and validly authorized by the unanimous vote of the Board of Directors of the Company. No other corporate proceedings on the part of the Company is necessary to authorize the Company's execution, delivery and performance its obligations under the Transactional Agreements. Said Transactional Agreements (a) have been (or will be) duly executed and delivered by duly authorized officers of the Company and (b) constitute (or, when executed by the Company, will constitute) legal, valid and binding obligations of the Company enforceable against it in accordance with their terms. For purposes of this Agreement, (i) "Transactional Agreements" means this Agreement and each of the other agreements and documents referred to in Sections 5.10, 5.11, 5.12, 5.15 and 5.16; and (ii) "Transactions" means (A) the execution, delivery and performance of the respective Transactional Agreements and (B) each of the transactions contemplated by or otherwise referred to in any of the Transactional Agreements (including the Merger).

     2.23 GOVERNMENTAL CONSENTS; NO CONFLICTS. Except as set forth in the Disclosure Schedule, there is no requirement applicable to the Company to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Body as a condition to the lawful consummation of any of the Transactions. The Company does not know of any reason why any required permit, authorization, consent or approval will not be obtained. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of any of the Transactions will (a) conflict with, violate or result in any breach of any provision of the Articles of Incorporation or Bylaws (or comparable charter documents) of the Company, (b) result in a default (or with notice or lapse of time or both would result in a default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or require the Company to make any material payment or become subject to any liability to any third party under, or give rise to any right of termination, amendment, cancellation, acceleration, repurchase, put or call under, any of the terms, conditions or provisions of any Contract, (c) result in the creation of any liens, charges or encumbrances on any of the assets of the Company or (d) conflict with or violate any law, statute, rule, regulation, judgment, order, writ, injunction, decree or arbitration award applicable to the Company or any of its assets.


                                       3

                REPRESENTATIONS AND WARRANTIES OF ADAC AND SUB

     ADAC and Sub represent and warrant to the Company and the Designated Shareholders as follows:

     3.1  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) ADAC has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by ADAC with the SEC between January 1, 1996 and the date of this Agreement (the "ADAC SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the ADAC SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the ADAC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the ADAC SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of ADAC and its subsidiaries as of the respective dates thereof and the consolidated results of operations of ADAC and its subsidiaries for the periods covered thereby.

     3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Each of ADAC and Sub has the corporate power and authority to perform its obligations under this Agreement. This Agreement has been duly and validly authorized by the Boards of Directors of ADAC and Sub. No vote of ADAC's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of each of ADAC and Sub, enforceable against it in accordance with its terms.

     3.3 VALID ISSUANCE. The ADAC Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.4 FINANCIAL ADVISOR. ADAC represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of ADAC.

     3.5 ABSENCE OF CERTAIN CHANGES. Since March 30, 1997, no event has occurred that has had, will have, or could reasonably be expected to have, a material adverse effect on ADAC and its subsidiaries taken as a whole other than as a result of general economic or industry conditions or the performance by ADAC of its obligations or the exercise by the Company of its rights under this Agreement.


                                       4

               CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME;
                             ADDITIONAL AGREEMENTS


     4.1  INFORMATION AND ACCESS.

          (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"):

              (i) the Company shall afford, and shall cause its outside accountant, counsel and other advisors and representatives (collectively, "Representatives") of the Company to afford, to ADAC and to ADAC's Representatives, reasonable access to the properties, books, records (including filed Tax Returns, Tax Returns in preparation and the audit work papers and other records of the independent auditors of the Company) and personnel of the Company in order that ADAC and ADAC's Representatives may have a full opportunity to make such investigation as ADAC reasonably desires to make of the Company;

              (ii) the Company shall permit ADAC and ADAC's Representatives to make such reasonable inspections of the Company and its operations as ADAC may reasonably require from time to time; and

              (iii) the Company shall furnish ADAC and ADAC's Representatives with, and shall cause the Company's Representatives to furnish ADAC with, such financial and operating data and other information with respect to the business and properties of the Company as ADAC or its counsel may reasonably request from time to time.

          (b) Without limiting the generality of Section 4.1(a), during the period from the date of this Agreement through the Closing Date, the Company shall promptly provide ADAC with copies of:

              (i) all material operating and financial reports prepared by the Company for its senior management, including copies of the unaudited monthly balance sheets of the Company and the related unaudited statements of operations;

              (ii) any written materials or written communications sent by the Company to its shareholders generally in connection with their status as such; and

              (iii) any notice, report or other document filed with or sent to any Governmental Authority in connection with any of the Transactions.

          (c) No investigation by ADAC or any of its Representatives pursuant to this Section 4.1 shall limit or otherwise affect any representations or warranties of the Company or any condition to any obligation of ADAC.

     4.2  CONDUCT OF BUSINESS OF THE COMPANY.

          (a) Except as provided in Section 4.2(b), during the Pre-Closing Period, (i) the Company shall conduct its business in the ordinary and usual course consistent with past practice and (ii) the Company shall use its best efforts to maintain and preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relations with lessors, suppliers, contractors, distributors, customers and others having business relationships with the Company.

          (b) During the Pre-Closing Period,

              (i) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

              (ii) the Company shall (to the extent requested by ADAC) cause its officers to report regularly (but in no event less frequently than weekly) to ADAC concerning the status of the Company's business;

              (iii) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

              (iv) the Company shall not sell, issue or authorize the issuance of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security, except pursuant to the conversion of the Preferred Stock into shares of Company Common Stock;

              (v) neither the Company nor any of the Designated Shareholders shall amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

              (vi) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other entity;

              (vii) except pursuant to Section 5.9, the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $10,000 in the aggregate;

              (viii) the Company shall not (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

              (ix) the Company shall not (A) acquire, enter into or commence any lease or license for any right or other asset from any other Person, (B) sell or otherwise dispose of, or enter into or commence any lease or license, for any right or other asset to any other Person, or (C) waive or relinquish any right, except for immaterial assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

              (x) the Company shall not (A) lend money to any person or entity, or (B) incur or guarantee any indebtedness, except that the Company may borrow up to $466,000 under its line of credit, $110,000 of which has been borrowed to date and the remaining $356,000 of which may be borrowed as necessary to pay the legal and accounting fees described in Section 7.3, pay the bonus to Fred Costello under Section 4.13, and to consummate the transaction described in
Section 5.9 below;

              (xi) the Company shall not (A) establish, adopt or amend any Employee Benefit Plan, (B) except as set forth in Section 4.13, pay any bonus or make any profit-sharing or similar payment to, or, except as set forth in Part
2.14 of the Disclosure Schedule, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (C) hire any new employees.

              (xii) the Company shall not change any of its methods of accounting or accounting practices in any respect (except as necessary to reflect the matter disclosed in Part 2.4 of the Disclosure Schedule);

              (xiii) the Company shall not make any Tax election;

              (xiv) the Company shall not commence or settle any Legal
Proceeding;

              (xv) the Company shall not enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with its past practices; and

              (xvi) the Company shall not agree or commit to take any of the actions described in clauses "(v)" through "(xv)" of this Section 4.2.

     4.3  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

          (a) During the Pre-Closing Period, the Company shall promptly notify ADAC in writing of:

              (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Shareholders in this Agreement;

              (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Shareholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

              (iii) any breach of any covenant or obligation of the Company or any of the Designated Shareholders; and

              (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to ADAC an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any of the Designated Shareholders in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.4  NEGOTIATION WITH OTHERS.

          (a) During the Pre-Closing Period, the Company shall not, and it shall not authorize or permit any of its officers, directors or employees, directly or indirectly, to (i) solicit, initiate or knowingly encourage or induce the making of any Acquisition Transaction, (ii) furnish information regarding the Company or any of its subsidiaries in connection with an Acquisition Proposal or potential Acquisition Transaction, (iii) negotiate or engage in discussions with any third party with respect to any Acquisition Transaction, (iv) approve, endorse or recommend any Acquisition Transaction or (v) enter into any letter of intent, contract or other instrument related directly or indirectly to any Acquisition Transaction or contracts with advisors or consultants. "Acquisition Transaction" shall mean any proposal (other than any proposal by ADAC) regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving the Company; (ii) any sale, lease, exchange, transfer or other disposition of the assets of the Company or any subsidiary of the Company constituting more than 10% of the consolidated assets of the Company or accounting for more than 10% of the consolidated revenues of the Company in any one transaction or in a series of related transactions; and (iii) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any person involving more than 10% of the outstanding shares of the capital stock of the Company.

          (b) During the Pre-Closing Period, each Shareholder shall not, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce the making of any Acquisition Transaction, (ii) furnish information regarding the Company or any of its subsidiaries in connection with an Acquisition Transaction or potential Acquisition Transaction, (iii) negotiate or engage in discussions with any third party with respect to any Acquisition Transaction,
(iv) approve, endorse or recommend any Acquisition Transaction or (v) enter into any letter of intent, contract or other instrument related directly or indirectly to any Acquisition Transaction or contracts with advisors or consultants.

          (c) The Company shall immediately cease and cause to be terminated any discussions or negotiations with any parties existing as of the date of this Agreement and that relate to any Acquisition Transaction.

     4.5  REGULATORY APPROVALS.

          (a) The Company and ADAC shall use all reasonable efforts to file as soon as practicable after the date of this Agreement all notices, reports and other documents required by law to be filed with any Governmental Body with respect to the Merger and the other Transactions and to submit promptly any additional information requested by any such Governmental Body.

          (b) The Company and ADAC shall (i) give each other prompt notice of the commencement of any Legal Proceeding by or before any court or Governmental Body with respect to the Merger or any of the other Transactions, (ii) keep each other informed as to the status of any such Legal Proceeding and (iii) except as may be prohibited by any Governmental Body or by any law or court order or decree, permit the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document filed or provided to any Governmental Body in connection with any such Legal Proceeding.

     4.6 ADDITIONAL AGREEMENTS. The Company and ADAC agree to use their best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, the Company shall use all commercially reasonable efforts to (i) obtain the consent and approval of each Governmental Body, lessor or other person whose consent or approval is required (by virtue of any contractual provision or Legal Requirement or otherwise) in order to permit the consummation of the Merger or any of the other Transactions or in order to enable the Surviving Corporation to conduct its business in the manner in which such business is currently being conducted or is proposed to be conducted, (ii) effect all registrations and filings necessary to consummate the Merger and (iii) lift any restraint, injunction or other legal bar to the Merger.

     4.7 COMPANY SHAREHOLDER APPROVAL. The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the FBCA, seek the approval of its shareholders as promptly as practicable to the Merger, the Plan of Merger and related articles of merger, and this Agreement. The Company shall, a reasonable period of time prior to such vote, cause a copy of this Agreement and the ADAC SEC Documents to be delivered to each shareholder of the Company who is entitled to vote on such matters. As promptly as practicable after the delivery thereof to all shareholders entitled to vote, the Company shall use its best efforts to cause each of such shareholders to execute and deliver to ADAC a Shareholder Investment Certification in the form of Exhibit B. Each Designated Shareholder shall cause all shares of the capital
---------
stock of the Company that are owned, beneficially or of record, by such Designated Shareholder on the record date for the Company Shareholders' Meeting to be voted in favor of the Merger and this Agreement.

     4.8  PUBLIC ANNOUNCEMENTS.

          (a) During the Pre-Closing Period, neither the Company nor any of the Designated Shareholders shall (and the Company shall not permit any of its representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without ADAC's prior written consent.

          (b) During the Pre-Closing Period, ADAC will consult with the Company prior to issuing any press release or making any public statement regarding the Merger (unless ADAC reasonably determines that ADAC is required, by virtue of any applicable Legal Requirement, to issue any such press release or make any such public statement under circumstances that make it infeasible or impractical to consult with the Company).

     4.9 EMPLOYMENT AGREEMENTS. Each of Messrs. Patten, Hill, Lobel, Nikoloff and Joicy shall execute and deliver to ADAC, on or prior to the Closing Date, Employment Agreements in the form attached hereto as Exhibit C.
                                                     ---------

     4.10 CONTINUITY OF INTEREST CERTIFICATES. Each Designated Shareholder shall execute and deliver to ADAC, and the Company shall use its best efforts to cause each other shareholder that holds 1% or more of Company Common Stock to execute and deliver to ADAC, as promptly as possible after the execution of this Agreement, a Continuity of Interest Certificate in the form attached hereto as Exhibit D.
---------

     4.11 TAX CERTIFICATES. The Company shall deliver to ADAC's counsel a tax certificate substantially in the form attached hereto as Exhibit E (the "Company
                                                         ---------
Tax Certificate"). ADAC shall deliver to the Company's counsel a tax certificate substantially in the form attached hereto as Exhibit F (the "ADAC
                                                         ----------
Tax Certificate").

     4.12 RELEASE. At the Closing, each of the Designated Shareholders shall execute and deliver to the Company and ADAC a Release in the form of Exhibit G.
                                                                     ----------

     4.13 TERMINATION OF EMPLOYEE PLANS ETC. At the Closing, the Company shall terminate all bonus plans and other benefit plans under which any of its employees or former employees may have any rights, and shall ensure that no employee or former employee of the Company has any rights thereunder and that any liabilities of the Company thereunder (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company, except for the bonus to Mr Fred Costello, the amount of which is set forth in the Disclosure Schedule. The employment of Mr. Fred Costello shall terminate upon consummation of the closing, and the Company shall have no further liability to Costello except for the payment of such amount.

     4.14 REGISTRATION STATEMENT. As soon as practicable following the Closing Date, ADAC shall prepare and cause to be filed with the SEC a Registration Statement on Form S-3 to register for public sale the ADAC Common Stock to be issued to the shareholders of the Company in connection with the Merger. ADAC shall use its best efforts to cause such registration statement to become effective as soon as practicable after the filing thereof.

     4.15 TAX RETURNS. The Company shall timely file all federal and state income tax returns for taxable periods ending on or prior to the Effective Time and has paid or will pay all Taxes attributable to such periods. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by ADAC. After the Effective Time, ADAC and Shareholder will make available to the other, as reasonably requested, all information, records or documents relating to liability for Taxes for all periods prior to or including the Effective Time and will preserve such information, records or documents until the expiration of any applicable statutes of limitations.


                                       5

              CONDITIONS PRECEDENT TO OBLIGATIONS OF ADAC AND SUB

     The obligations of ADAC and Sub to effect the Merger and to otherwise consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions:

     5.1 REPRESENTATIONS AND WARRANTIES ACCURATE. The representations and warranties of the Company and the Designated Shareholders contained in this Agreement and in each of the other instruments and documents delivered to ADAC in connection with the transactions contemplated hereby shall have been accurate in all material respects as of the date of this Agreement. The representations and warranties of the Company and the Designated Shareholders contained in this Agreement and in each of the other instruments and documents delivered to ADAC in connection with the transactions contemplated hereby shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

     5.2 COMPLIANCE WITH COVENANTS. The Company and the Designated Shareholders shall have complied with and performed in all material respects each covenant contained in this Agreement that is required to be performed by them on or prior to the Closing Date.

     5.3 SHAREHOLDER APPROVAL. The terms of the Merger, the Plan of Merger and related articles of merger and this Agreement shall have been duly approved by the affirmative vote of at least 90% of the shares of Company Common Stock entitled to vote with respect thereto.

     5.4 CONSENTS. All consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the consents identified in Part 2.22 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     5.5 AGREEMENTS AND DOCUMENTS. ADAC and Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Shareholder Investment Certifications in the form of Exhibit B,
                                                                   ---------
each dated as of the date of the Company Shareholders' Meeting or as of an earlier date, executed by each of the Company's shareholders;

          (b) Employment Agreements in the form of Exhibit C, executed by the
                                                   ----------
persons identified herein;

          (c) Continuity of Interest Certificates in the form of Exhibit D,
                                                                 ---------
executed by the holders of 1% or more of the Company Common Stock;

          (d) a Release in the form of Exhibit G, executed by the Designated
                                       ---------
Shareholders;

          (e) a legal opinion of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., dated as of the Closing Date, in the form of Exhibit H;
                                                   ---------

          (f) a certificate executed by each of the Company and the Designated Shareholders and containing the representation and warranty of each that each of the representations and warranties set forth in Section 2 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.4 and 5.7 have been duly satisfied (the " Closing Certificate");

          (g) the written resignations of all directors and officers of the Company, effective as of the Effective Time;

          (h) endorsed stock powers in blank from each of the Designated Shareholders of the Company as required by Section 8.2; and

          (i) UCC-3 termination statements and other appropriate documents reflecting the release of all liens against the Proprietary Assets (as defined in Section 5.9 below), including the registration of lien filed in the U.S. Copyright Office, and any against any other assets of the Company, including the liens created thereon by those certain Security Agreements dated June 6, 1994 and September 12, 1994 and the Collateral Assignment of License Agreement.

     5.6 EMPLOYEES. None of the Designated Shareholders that is an employee shall have ceased to be employed by, or expressed an intention to terminate his or her employment with, the Company.

     5.7 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects since the date of this Agreement.

     5.8 TERMINATION OF EMPLOYEE PLANS ETC. The Company shall have provided ADAC with evidence, satisfactory to ADAC, as to the termination of the plans and taking of the other actions referred to in Section 4.13.

     5.9 ACQUISITION OF INTELLECTUAL PROPERTY RIGHTS ETC. The Company shall have acquired all intellectual property rights owned by Archival Technologies, Inc. ("ATI"), including those rights subject to that certain license agreement between ATI and the Company dated September 12, 1994 but excluding the names "Archival Technologies, Inc." and "ATI" (collectively, the "ATI Assets"), the foregoing license agreement and related collateral assignment shall have been terminated, all commitments made by the Company to ATI in the September 8, 1994 Offer Letter and any related documents shall have terminated, and ATI, and the employees and shareholders of ATI, shall have released the Company and the assets of the Company from and against any and all claims, liens and security interests they might have against any of them or any of their respective assets.

     5.10 EXEMPT TRANSACTION. The issuance of the ADAC stock to the shareholders of the Company in the Merger shall be exempt from the registration requirements of the Securities Act of 1933, as amended.

     5.11 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     5.12 NO LEGAL PROCEEDINGS. No person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement.

     5.13 CONFIDENTIALITY AND NONDISCLOSURE AGREEMENTS. Except for the Designated Shareholders executing Employment Agreements, each employee of the Company, and each consultant to the Company, shall have executed and delivered to the Company a Nondisclosure and Inventions Agreement in the form previously supplied to the Company.

     5.14 CONVERSION OF PREFERRED STOCK. All outstanding Preferred Stock shall have been converted into shares of Company Common Stock.

     5.15 DISSENTERS. No holder of Company Common Stock shall have exercised dissenters' rights with respect to the transactions contemplated hereby.


                                       6

    CONDITIONS PRECEDENT TO THE COMPANY'S AND THE DESIGNATED SHAREHOLDERS'
                                  OBLIGATIONS

     The obligations of the Company and the Designated Shareholders to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions:


     6.1 REPRESENTATIONS AND WARRANTIES ACCURATE. The representations and warranties of ADAC and Sub contained in this Agreement and in each of the other instruments and documents delivered to the Company in connection with the transactions contemplated hereby shall have been accurate in all material respects as of the date of this Agreement. The representations and warranties of ADAC and Sub contained in this Agreement and in each of the other instruments and documents delivered to the Company in connection with the transactions contemplated hereby shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

     6.2 COMPLIANCE WITH COVENANTS. ADAC and Sub shall have complied with and performed in all material respects each covenant contained in this Agreement that is required to be performed by ADAC on or prior to the Closing Date.

     6.3 CERTIFICATE. ADAC shall have delivered to the Company a certificate of an executive officer of ADAC evidencing compliance with the conditions set forth in Sections 6.1 and 6.2.

     6.4 LEGAL OPINION. The Company shall have received an opinion of counsel to ADAC, dated the Closing Date, substantially to the effect of Exhibit I.
                                                                ---------

     6.5 ABSENCE OF RESTRAINT. No order to restrain, enjoin or otherwise prevent the consummation of the Merger or any of the other Transactions shall have been entered by any court or Governmental Body.

     6.6 ACQUISITION OF ATI ASSETS. The Company shall have acquired the ATI Assets at a cost to the Company of not more than $250,000.

     6.7 NO MATERIAL ADVERSE CHANGE. Since the date hereof, there shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance or prospects of ADAC and its subsidiaries taken as a whole.

     6.8 TAX CONSEQUENCES. Neither ADAC nor Sub shall have taken any action prior to the Closing no provided for herein that could reasonably be expected to prevent the Merger from constituting a tax-free reorganization within the meaning of Section 368 of the Code.


                                       7

                            TERMINATION OF AGREEMENT

     7.1  TERMINATION.

          (a) This Agreement may be terminated prior to the Effective Time:

              (i) by mutual written consent of the respective Boards of Directors of ADAC and the Company;

              (ii) by either ADAC or the Company if the Merger shall not have been consummated by May 31, 1997(unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

              (iii) by either ADAC or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (b) This Agreement may be terminated prior to the Closing Date:

              (i) by ADAC if any of the Company's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate as of the date of this Agreement, or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company, the Company shall have ten days to cure such breach; or

              (ii) by the Company if any of ADAC's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate as of the date of this Agreement, or if any of ADAC's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in ADAC's representations and warranties or a breach of a covenant by ADAC is curable by ADAC, ADAC shall have ten days to cure such breach.

     7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 7.2, Section 7.3 and
Section 10.10 shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement.

     7.3 FEES AND EXPENSES. Each of ADAC, the Company and the Designated Shareholders shall bear its own expenses in connection with the preparation, negotiation, execution and performance of this Agreement, the Merger and the Transactions, except that the Company may pay the legal and accounting expenses of the Designated Shareholders provided the total such expenses paid by the Company shall not exceed $81,000.


                                       8

                            INDEMNITY AND HOLDBACK

     8.1 AGREEMENT TO INDEMNIFY. The Designated Shareholders hereby severally agree to indemnify and hold ADAC and its affiliates (including the Surviving Corporation), and each of their respective officers, directors, employees and agents, harmless from and against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation ("Losses") incurred by any of them as a result of (i) any inaccuracy or breach of a representation or warranty of the Company or the Designated Shareholders, (ii) any failure of the Company or the Designated Shareholders to perform or comply with any covenant contained herein to be complied with by them, (iii) any Taxes payable by the Company with respect to any period ending on or prior to the Closing not disclosed or provided for in the Unaudited Financial Statements or the Disclosure Schedule, and not incurred in the ordinary course of business consistent with past practice since March 31, 1997, (iv) the conduct of the business of ATI or the ownership or operation of its assets; or (5) any breach by the Company of the VA Contract (as defined below), or any cancellation or rescission of the VA Contract by the customer or the Department (as defined below), in each case in the circumstances described in Section 8.10(c) below, but in no event shall the Losses therefrom for which the Designated Shareholders shall be obligated to provide indemnity hereunder exceed $170,000 in the aggregate. Notwithstanding anything to the contrary contained herein, the liability of each Designated Shareholder shall not exceed such shareholder's pro rata share of any Holdback Common Stock actually retained by ADAC pursuant hereto plus an amount equal to the product of (x) the number of shares of ADAC Common Stock actually received by such shareholder and (y) the Designated ADAC Stock Price.

     8.2 HOLDBACK AMOUNT. On the Closing Date, ADAC shall withhold from the ADAC Stock to be issued to the Designated Shareholders in the Merger an aggregate of 21.3% of the ADAC Common Stock (the "Holdback Common Stock") to be issued in the Merger pursuant to Section 1.5(a)(ii) hereof, and the Designated Shareholders shall deliver to ADAC endorsed stock powers (the "Stock Powers") in blank for the Holdback Common Stock. ADAC shall hold the Holdback Common Stock until the date specified in Section 8.7 (the "Holdback Period").

     8.3 VOTING OF SHARES. During the Holdback Period, the record owners of the shares of Holdback Common Stock shall be entitled to exercise all voting rights with respect to such shares of Holdback Common Stock. Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any shares of Holdback Common Stock held by ADAC shall not be distributed to the record owner of such shares, but rather shall be held by ADAC. At the time any shares of Holdback Common Stock are released by ADAC, any cash, securities or other property previously distributed in respect of or in exchange for such shares shall be released by ADAC to such person.

     8.4 TRANSFERABILITY; FRACTIONAL SHARES. The interests of the record owners in the Holdback Common Stock shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until ADAC shall have received written notice of such transfer. No fractional shares of Holdback Common Stock shall be retained in or released pursuant to this Article 8. In connection with any release of shares of the Holdback Common Stock, ADAC shall be permitted to "round down" or to follow such other rounding procedures as ADAC reasonably determines to be appropriate in order to avoid retaining any fractional share and in order to avoid releasing any fractional share.

     8.5 CLAIM NOTICE. If ADAC determines in good faith that (i) there has been a possible breach by the Company or any Designated Shareholder of any representation, warranty, covenant or other provision set forth in this Agreement or the certificate issued pursuant to Section 5.5 (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by the Company to ADAC prior to the Closing); (ii) there has been any breach of any covenant or obligation of the Company or any of the Designated Shareholders; (iii) there is a reasonable likelihood of ADAC or the Company incurring any other Losses covered by Section 8.1; or (v) there has arisen any Legal Proceeding relating to any inaccuracy, breach, failure, liability or alleged liability, or Loss of the type referred to in clause "(i)," "(ii)" or "(iii)" above, and if ADAC wishes to make a claim against the Holdback Common Stock with respect to any matter set forth in clause "(i)," "(ii)," "(iii)" or "(iv)" above, then ADAC may, pursuant to Section 9.7, deliver to Mr. Mike Hill, as agent (the "Agent") for the Designated Shareholders, a certificate signed by one or more of its officers (a "Claim Notice") setting forth the claim and the amount of the claim (the "Claim Amount'). No Claim Notice may be made following the Expiration Date.

     8.6 RESPONSE NOTICE. Within thirty (30) days after the delivery of a Claim Notice to the Agent, the Agent shall deliver to ADAC a written notice (the "Response Notice") containing:

          (a) instructions to the effect that shares of Holdback Common Stock having a Stipulated Value (as defined below) equal to the entire Claim Amount set forth in such Claim Notice are to be released to ADAC; or

          (b) instructions to the effect that shares of Holdback Common Stock having a Stipulated Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released to ADAC, together with a statement that the remaining portion of such Claim Amount is being disputed; or

          (c) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed.

If no Response Notice is received by ADAC from the Agent within thirty (30) days after the delivery of a Claim Notice to the Agent, then Shareholder shall be deemed to have given instructions that shares of Holdback Common Stock having a Stipulated Value equal to the entire Claim Amount set forth in such Claim Notice are to be released to ADAC.

     8.7  RELEASE OF SHARES TO ADAC.

          (a) If the Agent gives (or is deemed to have given) instructions that shares of Holdback Common Stock having a Stipulated Value equal to the entire Claim Amount set forth in a Claim Notice are to be released to ADAC, then ADAC shall be authorized to use the Stock Powers to transfer to ADAC shares of Holdback Common Stock having a Stipulated Value equal to such Claim Amount.

          (b) If a Response Notice delivered by the Agent in response to a Claim Notice contains instructions to the effect that shares of Holdback Common Stock having a Stipulated Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released to ADAC, then (i) ADAC shall be authorized to use the Stock Powers to transfer to ADAC shares of Holdback Common Stock having a Stipulated Value equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in
Section 8.7(c) shall be followed with respect to the remaining portion of such Claim Amount.

          (c) If a Response Notice delivered by the Agent in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, notwithstanding anything contained in Section 8.8, ADAC shall continue to hold (in addition to any other shares of Holdback Common Stock permitted to be retained, whether in connection with any other dispute, or otherwise) shares of Holdback Common Stock having a Stipulated Value equal to One Hundred Twenty-Five percent (125%) of the Disputed Amount. Such shares of Holdback Common Stock shall continue to be held until such time as (i) ADAC or the Agent execute a settlement agreement containing instructions regarding the release of such shares, or (ii) ADAC receives a copy of a court order containing instructions to ADAC regarding the release of such shares. ADAC shall thereupon release such shares of

Holdback Common Stock in accordance with the instructions set forth in such settlement agreement or court order. (The parties acknowledge that it is appropriate to retain more than One Hundred percent (100%) of the Claim Amount in recognition of the fact that ADAC may have underestimated the aggregate amount of the actual and potential Losses arising from a particular breach.) For purposes of this Article 8, the "Stipulated Value" of each of the shares of Holdback Common Stock held shall be deemed to be equal to the Closing Price.

          (d) Notwithstanding anything herein to the contrary, in addition to any shares of Holdback Stock that may be retained by ADAC pursuant hereto, ADAC may retain a number of shares of Holdback Common Stock equal to the quotient of
(x) the amount by which the total purchase price paid by the Company for the ATI Assets under Section 5.9 hereof exceeds $150,000, divided by (y) the Designated ADAC Stock Price.

          (e) Shares of Holdback Common Stock shall be transferred to ADAC as permitted under this Section 8 on a pro-rata basis from each shareholder, based on the number of shares of Holdback Common Stock in the name of each shareholder. Any release of Holdback Common Stock to ADAC shall be an adjustment in and reduction of the consideration due the shareholders as set forth in
Section 1.5(a).

     8.8 RELEASE OF SHARES TO AGENT. On September 13, 1998 (the "Expiration Date"), ADAC shall release the remaining shares of Holdback Common Stock then held by ADAC, except to the extent any such shares are to be retained by ADAC pursuant to Section 8.7.

     8.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNITY. The representations and warranties made by and the indemnity given in this Agreement and, as appropriate, the other agreements and instruments delivered pursuant hereto shall survive the Closing and shall expire on the Expiration Date, provided that any of the foregoing relating to Taxes shall survive for the applicable statute of limitations period, provided however that if at any time prior to the Expiration Date, ADAC delivers to Shareholder a Claim Notice then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

     8.10  VA CONTRACT.

     (a) The Company is a party to a contract with the Veterans Administration (the customer is "VAMC-Columbia, Missouri") under contract no. 95-MC-6274 (the "VA Contract"), pursuant to which the Company is to provide to the customer certain product more particularly described in the VA Contract. The Company is presently negotiating with the Department of Veterans Affairs (the "Department") to amend the VA Contract. In general terms, if accepted by the Department, the amended contract would provide for the development of certain additional software to enable certain acquisition units to read DICOM CD-ROMs, to enable certain cardiac review stations to play back the DICOM video, and to enable the applicable media to save the digital signal in the DICOM format, all as described in more detail in Exhibit 2.4-12 to the Disclosure Schedule (the "Sneakernet Solution"). The amended contract would further provide that the Department would pay the Company in full upon receipt and acceptance of the Sneakernet

Solution. In addition, the amended contract may provide that if in the future Philips develops and provides the Company with documentation on a high speed digital feed, then the Company would develop the software therefor in accordance with the provisions of the original contract, free of charge.

     (b) ADAC, the Company and the Designated Shareholders agree to make a good faith effort to persuade the Department to amend or modify the VA Contract as provided in paragraph (a) above. If the Department amends or modifies the VA Contract in such manner or such other manner reasonably acceptable to ADAC, then the Designated Shareholders shall have no liability under the VA Contract for failure to develop and deliver the digital video archiving solution described in
Exhibit 2.4-12 (the "CorCAAT Integrated Information System").

     (c) If the Department declines to modify or amend the VA Contract in accordance with paragraph (a) or (b) above, and the Department or the customer claims that the Company has breached the VA Contract or cancels or rescinds the VA Contract for the Company's failure to develop and deliver the CorCAAT Integrated Information System, and ADAC incurs Losses resulting directly therefrom, then the Designated Shareholders shall severally indemnify ADAC for up to $170,000 of such Losses in accordance with Section 8.1. The aggregate liability of the Designated Shareholders under this provision shall not exceed $170,000.


                                       9

                                 MISCELLANEOUS

     9.1 NON-COMPETE. Each Designated Shareholder hereby agrees that during the period commencing upon the Closing Date and ending two years after the Closing Date, without the prior written consent of ADAC, such Designated Shareholder shall not, within any state in the United States, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, shareholder or investor of any person: (i) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly or indirectly competes with any product or service designed, developed, manufactured, produced, marketed, sold or provided by the Company prior to the Effective Time or by ADAC after the Effective Time; (ii) solicit or attempt to solicit any person who at the time of such inducement is an employee of ADAC to perform work or services for any other person; or (iii) permit the name of such Shareholder to be used in connection with any business that competes with ADAC.

     9.2 AMENDMENT. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and ADAC at any time; provided, however, that no amendment shall be made which would have a material adverse effect on the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.3  WAIVER.

          (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.4 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business an other purposes of such void or unenforceable provision.

     9.5 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof, including the letter agreement between the parties dated February 10, 1997, as amended. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws of the State of California as applied to contracts entered into and to be performed entirely within California.

     9.6 ASSIGNABILITY. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Designated Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Sub and its successors and assigns (if any); and ADAC and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Designated Shareholders; ADAC; and the respective successors and assigns (if any) of the foregoing. This Agreement may not be assigned by any party without the prior written consent of all the other parties hereto.

     9.7 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to ADAC,
      to:                ADAC Laboratories
                         540 Alder Drive
                         Milpitas, California  95035
                         Attention: Mark Lamp, with a copy to Karen L. Masterson

      If to the Company,
      to:                CORTET
                         809 C South Orlando Avenue
                         Winter Park, FL  32789

      with a copy to:    Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A.
                         255 South Orange Avenue, Suite 800
                         Orlando, Florida 32801
                         Attn:  Douglas Bowdoin

      If to Agent, to:   Mr. Mike Hill
                         1534 Leeway Avenue
                         Orlando, FL  32810

      with a copy to:    Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A.
                         255 South Orange Avenue, Suite 800
                         Orlando, Florida 32801
                         Attn:  Douglas Bowdoin

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch and (d) in the case of mailing, on the fifth Business Day following such mailing.

     9.8 COOPERATION. Each of the Company and ADAC agrees to cooperate fully with the other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

     9.9 CONFIDENTIALITY. The parties hereby agree that all information about the other's business obtained by them pursuant to this Agreement or the letter agreement dated February 10, 1997, shall be deemed confidential and shall not be disclosed to any other party except as contemplated hereby and such information will not be used for any purpose except evaluating the desirability of the Merger. The foregoing shall not apply however to information (i) known to a party prior to such disclosure to such party, (ii) information that become generally available to the public or to a party without confidentiality restrictions after the date hereof, and (iii) required to be disclosed by law or court order. Without limiting the generality of the foregoing, on and at all times after the Closing Date, each Designated Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Designated Shareholder's possession that relates to the business of the Company or ADAC.

     9.10  CERTAIN TERMS.  As used in this Agreement:

          (a) "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

          (b) "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

          (c) "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.

          (d) "Employee Benefit Plan" shall have the meaning specified in
Section 3(3) of ERISA.

          (e) the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (f) "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

          (g) "Governmental Body" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or
(iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal.

          (h) "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

          (i) "person" refers to any (i) individual, (ii) corporation, partnership, company or other entity, or (iii) Governmental Body;

          (j) "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

          (k) "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

          (l) "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     9.11 TITLES. The titles and captions of the Articles and Sections of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

     9.12 ARTICLES, SECTIONS AND EXHIBITS. Except as otherwise indicated, all references in this Agreement to "Articles," "Sections" and "Exhibits" are intended to refer to Articles and Sections of this Agreement and Exhibits to this Agreement.

     IN WITNESS WHEREOF, the parties hereby have executed this Agreement and Plan of Reorganization as of the date first above written.

                              "ADAC"

                              ADAC LABORATORIES,
                              a California corporation


                              By:   __________________________________

                                    __________________________________
                                     [Print name and title]


                              THE "SUB"

                              ADAC Acquisition Corp., a Delaware corporation


                              By:   __________________________________

                                    __________________________________
                                     [Print name and title]


                              THE "COMPANY"

                              CORTET, Inc., a Florida corporation


                              By:   ___________________________________

                                    ___________________________________
                                     [Print name and title]

[Signatures Continue]

[Signatures Continued]

                              THE "DESIGNATED SHAREHOLDERS"


                              ________________________________________
                              J.P. Patten


                              ________________________________________
                              Michael Hill

                              ________________________________________
                              Alexander Nikoloff

                              ________________________________________
                              Lewis Lobel

                              ________________________________________
                              Robert Joicy

                              ________________________________________
                              Douglas Bowdoin

                              ________________________________________
                              Chris Westervelt